Exhibit 10.11

Free Sublease Contract

Lessee & sublessor, Marine Island Co., Ltd. (hereinafter referred to as “A”) and sublessee, Hangyu Times Co., Ltd. (hereinafter referred to as “B”) shall conclude the free office usage contract as follows in the agreement of the lessor, Seoul Marina Co., Ltd. to freely rent and use floors 2, 3, and 4 among floors from 1 to 4 of the building located at 160 (Yeouido-dong), Yeouiseo-ro, Yeungdeungpo-gu, Seoul, Korea.

Article 1 (Object of the Sublease Contract)

Floors 2, 3, and 4 among floors from 1 to 4 at 160 (Yeouido-dong), Yeouiseo-ro, Seoul, Korea.

Article 2 (Contract Period)

The lease period in this contract is from August 1, 2021, to August 1, 2023, and is automatically renewed for 2 years unless otherwise requested by any party for the termination.

Article 3 (Payment of Utility Fees, etc.)

(1) There shall not be lease amount for renting and using the office of “A” and “B.’

(2) “B” shall bear the electricity fees, water fee, utility fee, and other overall expenses imposed from using the office.

Article 4 (Prohibition of Maintaining or Changing the Facilities)

(1) “B” shall maintain the facilities installed in the office in good faith principles and shall not change them randomly in any case without written consent from “A.”

(2) In case of facilities in (1) destroyed due to recklessness of “B,” “B” shall immediately restore them.

Article 5 (Termination of the Contract)

(1) “A” may terminate this contract by notifying “B” of it in written notice a month prior to the contract period in the Article 2. In this case, “B” shall immediately restore objects in this sublease contract to the original status and return them to “A.”

(2) Written notice in the paragraph 1 shall be sent to the address of the subleased object (business place of the sublessee). If the notice is not sent due to absence of “B,” denial of acceptance, or any other issues, and is returned back, the sublease contract is regarded to be terminated on the date indicated on the notice. “A” may notify the representative of “B” of it via telephone, text message, or email, and “B” shall not object against the non-delivery of the intent for termination.

(3) If a third party receives a successful bid from the auction procedures on the object including the 2018Tagyung8504 real estate auction in Seoul Southern District Court about the object in the sublease contract, “B” shall suspend all the business and occupy them only for the preservation of lien. In this case, In this case, “A” may request “B” to return the occupied object, and “B” shall immediately response to the request.

Article 6 (Compensation of Damage)

If “B” randomly changes or destroys the business place or office and fails to have them restored, “B” shall compensate it to “A,” and “A” may claim for the compensation of damage to “B.”

Article 7 (Competent Court)

In case of the disputes regarding this contract, the competent court is Seoul Central District Court.

August 1, 2021

Lessor: Seoul Marina Co., Ltd. CEO Takgi Lim (Signature)

Corporate registration number: 110111-4207373

Address: 160 Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Korea (Yeouido-dong)

Telephone: 010-6396-4474

“A” (Lessee & Subleassor) Marine Island Co., Ltd. CEO Munjung Kang (Signature)

Corporate registration number: 110111-6180808

Address: 160 Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Korea (Yeouido-dong)

Telephone: 010-3150-2233

“B” (Sublessee) Hanryu Times Co., Ltd. CEO Jongsu Kim (Signature)

Corporate registration number: 110111-7766029

Address: 3th floor at 39 Teheranro 33-gil, Gangnam-gu, Seoul, Korea (Yeoksam-dong)

Telephone: 010-8947-2746